Exhibit 5

DLA Piper Rudnick Gray Cary US LLP 4700 Six Forks Road, Suite 200 Raleigh, North Carolina 27609-5244 T 919.786.2000 F 919.786.2200 W www.dlapiper.com

April 14, 2006

Wells Real Estate Investment Trust II, Inc.

6200 The Corners Parkway, Suite 250

Norcross, Georgia 30092

Re:	Post-effective Amendment No. 2 to the Registration Statement on Form S-11 (Registration No. 333-125643)

Ladies and Gentlemen:

We are acting as counsel to Wells Real Estate Investment Trust II, Inc., a Maryland corporation (the “Company”), in connection with the filing of the above-referenced Post-Effective Amendment No. 2 to the Registration Statement (as so amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the offer of 475,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”). We are furnishing this opinion letter pursuant to Item 36(b) of Form S-11 and Item 601(b)(5) of the Commission’s Regulation S-K.

We have examined the Articles of Amendment and Restatement of the Company, the Amended and Restated Bylaws of the Company, the Registration Statement, including the prospectus included therein (the “Prospectus”) and the exhibits thereto, records of proceedings of the Board of Directors of the Company deemed by us to be relevant to this opinion letter and other documents that we deemed appropriate to render the opinion set forth herein. We also have made such further legal and factual examinations and investigations as we deemed appropriate to render the opinion set forth herein. As to certain factual matters relevant to this opinion letter, we have relied without investigation upon certificates or other comparable documents of public officials and officers of the Company. Our opinion set forth below is limited to matters governed by the laws of the State of Maryland and the federal laws of the United States.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold upon payment therefor, as contemplated by the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

Wells Real Estate Investment Trust II, Inc.

We consent to the filing of this opinion letter with the Commission, or with any official or agency administering the securities laws of a jurisdiction, as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA Piper Rudnick Gray Cary US LLP